EXHIBIT 10.4 -  Schedule of Named Executive Officers Compensation

On December 21, 2011, the Compensation Committee of First Financial Corporation (the “Corporation”) set the 2012 annual base salaries of the named executive officers. These amounts are set forth in the table below.

Name and Principal Position	2012 Base Salary
Donald E. Smith President and Chairman of the Corporation; Chairman of First Financial Bank, NA	$730,519

Norman L. Lowery Vice Chairman, CEO and Vice President of the Corporation; President and CEO of First Financial Bank, NA	$602,815

Thomas S. Clary Senior Vice President and CCO of First Financial Bank, NA	$187,490

Norman D. Lowery Vice President and COO of First Financial Bank, NA	$185,631

Rodger A. McHargue CFO of the Corporation; Vice President and CFO of First Financial Bank, NA	$185,026